Exhibit 99.1

Star Holdings

Pro Forma Financial Information

In December 2023, Star Holdings (the “Company”) transferred the ownership interests in a subsidiary land owner to a third-party venture (the “Venture”) for its development and construction of a multifamily project in Asbury Park, NJ (the “Project”). In connection with this transfer, the Company (i) provided the Venture with a $10.6 million mezzanine loan that was fully funded at closing and was secured by the ownership interests in the subsidiary land owner and scheduled to mature in June 2033; and (ii) provided a completion and carry guaranty (the “Guaranty”) on the Venture’s $80.0 million senior construction mortgage loan with a third-party lender in return for a fee. The Company was a non-member manager of the Venture and entitled to certain fees, but otherwise had no expected member-related economics.

The Company determined that the Venture (and its consolidated subsidiaries developing the Project) was a variable interest entity for which the Company was the primary beneficiary and thus consolidated it under Accounting Standards Codification 810 (“ASC 810”). As a result, for accounting purposes, the Venture was recorded in the Company’s consolidated financial statements and the mezzanine loan eliminated in consolidation. On March 27, 2026, the mezzanine loan was repaid in full and the Guaranty was released. The Company also resigned as manager of the Venture in conjunction with the repayment of the mezzanine loan and the release of the Guaranty. As such, the Company no longer controls the decision-making of the Venture and the Venture was deconsolidated in accordance with ASC 810.

The unaudited condensed consolidated pro forma balance sheet and the unaudited condensed consolidated pro forma statement of operations assume that the deconsolidation of the Venture occurred on December 31, 2025 and January 1, 2025, respectively. The unaudited pro forma adjustments are based on available information and certain estimates and assumptions that the Company believes are directly attributable to the transaction.

Pro forma adjustments include: (i) the derecognition of all assets, liabilities, noncontrolling interests, revenues and expenses associated with the Venture; (ii) the transfer of miscellaneous operating accounts such as prepaid expenses and other assets, accrued expenses, unearned rents and other items; (iii) the recognition of a sale of a land and development asset to the Venture; and (iv) the transfer of restricted cash to unrestricted cash.

The pro forma consolidated balance sheet and statement of operations are presented for informational purposes only in accordance with Article 11 of Regulation S-X and is not necessarily indicative of what the Company's financial position or operations would have been for the periods presented, nor does it purport to represent the future financial position or operations of the Company. The pro forma financial information should be read in conjunction with the historical consolidated financial statements and notes thereto as filed in the Company's 2025 Annual Report on Form 10-K.

The pro forma impact to the Company’s consolidated balance sheet, assuming the deconsolidation of the Venture occurred on December 31, 2025, would be as follows: (in thousands)

	Historical	Pro Forma	Pro
	Information	Adjustments	Forma
ASSETS
Real estate
Real estate, at cost	$179,062	$(80,024)	$99,038	(1)
Less: accumulated depreciation	(29,713)	1,588	(28,125)	(1)
Real estate, net	149,349	(78,436)	70,913
Land and development, net	112,836	(9,890)	102,946	(1)
Loans receivable and other lending investments, net ($578 of allowances as of December 31, 2025)	44,095	—	44,095
Other investments	185,125	—	185,125
Cash and cash equivalents	50,078	14,024	64,102	(2)
Accrued interest and operating lease income receivable, net	1,508	—	1,508
Deferred operating lease income receivable, net	432	—	432
Deferred expenses and other assets, net	26,774	(4,327)	22,447	(1)
Total assets	$570,197	$(78,629)	$491,568
LIABILITIES AND EQUITY
Liabilities:
Accounts payable, accrued expenses and other liabilities	$35,610	$(3,540)	$32,070	(1)
Debt obligations, net	268,721	(63,497)	205,224	(1)
Total liabilities	304,331	(67,037)	237,294
Commitments and contingencies
Equity:
Star Holdings shareholders' equity:
Common Stock, $0.001 par value, 200,000 shares authorized, 12,318 shares issued and outstanding as of December 31, 2025	12	—	12
Additional paid-in capital	599,623	—	599,623
Accumulated deficit	(347,445)	1,244	(346,201)	(3)
Accumulated other comprehensive income (loss)	(424)	—	(424)
Star Holdings shareholders' equity	251,766	1,244	253,010
Noncontrolling interests	14,100	(12,836)	1,264	(1)
Total equity	265,866	(11,592)	254,274
Total liabilities and equity	$570,197	$(78,629)	$491,568

(1)	Represents the transfer of the carrying value of real estate, at cost (comprised primarily of buildings), accumulated depreciation, land and development, net, deferred expenses and other assets, net (comprised primarily of $2.0 million of restricted cash), accounts payable, accrued expenses and other liabilities, debt obligations, net and noncontrolling interests associated with the Venture. Land and development, net also includes the transfer of $0.8 million in tax increment financing bonds. Deferred expenses and other assets, net also includes the transfer of $2.1 million of restricted cash to cash and cash equivalents.
(2)	Represents $10.6 million of cash proceeds from the sale of a land and development asset to the Venture, $2.1 million of cash proceeds for accrued interest on the mezzanine loan, the transfer of $2.1 million of restricted cash to cash and cash equivalents resulting from the completion of project milestones at the Venture, partially offset by the transfer of $0.8 million of carrying value of cash and cash equivalents at the Venture.
(3)	Represents a gain of $1.5 million on the sale of a land and development asset to the Venture, partially offset by a $0.2 million loss on the deconsolidation of the Venture.

The pro forma impact to the Company’s consolidated statement of operations for the year ended December 31, 2025, assuming the deconsolidation of the Venture occurred on January 1, 2025, would be as follows: (in thousands, except per share data)

	Historical	Pro Forma	Pro
	Information	Adjustments	Forma
Revenues:
Operating lease income	$7,425	$(263)	$7,162	(1)
Interest income	4,533	—	4,533
Other income	51,747	455	52,202	(1)
Land development revenue	46,438	10,600	57,038	(2)
Total revenues	110,143	10,792	120,935
Costs and expenses:
Interest expense	18,368	(2,524)	15,844	(1)
Real estate expense	49,672	(796)	48,876	(1)
Land development cost of sales	28,758	9,120	37,878	(2)
Depreciation and amortization	5,215	(1,588)	3,627	(1)
General and administrative	14,564	(8)	14,556	(1)
Provision for (recovery of) loan losses	(540)	—	(540)
Other expense	9	236	245	(3)
Total costs and expenses	116,046	4,440	120,486
Unrealized gains (losses) on equity investments	(64,774)	—	(64,774)
Income (loss) from operations before other items and income taxes	(70,677)	6,352	(64,325)
Loss on early extinguishment of debt, net	(70)	—	(70)
Net income (loss) from operations before income taxes	(70,747)	6,352	(64,395)
Income tax expense	(27)	—	(27)
Net income (loss)	(70,774)	6,352	(64,422)
Net (income) loss from operations attributable to noncontrolling interests	6,525	(6,525)	—	(1)
Net income (loss) allocable to common shareholders	$(64,249)	$(173)	$(64,422)
Per common share data:
Net income (loss) allocable to common shareholders
Basic and diluted	$(4.90)	$(0.01)	$(4.91)	(4)

Weighted average number of common shares:
Basic and diluted	13,109	—	13,109

(1)	Represents the transfer of the operating lease income, other income, interest expense, real estate expense, depreciation and amortization, general and administrative and net income (loss) from operations attributable to noncontrolling interests associated with the Venture.
(2)	Represents the recognition of $10.6 million land and development revenue and $9.1 million in land development cost of sales associated with the sale of a land and development asset to the Venture.
(3)	Represents the loss on deconsolidation of the Venture.
(4)	Represents the pro forma adjustments impact to net income (loss) per share allocable to common shareholders.